Exhibit 99.1

Thorne HealthTech Reports First Quarter 2023 Results

Net Sales Growth of 20.7%; Reaffirms Full-Year 2023 Guidance

NEW YORK, May 11, 2023 /PRNewswire/ -- Thorne HealthTech, Inc. (“Thorne HealthTech”, “Thorne” or the “Company”) (NASDAQ: THRN), a leader in delivering personalized, innovative solutions that empower individuals to live healthier, longer lives, today announced its financial results for the first quarter ended March 31, 2023.

First Quarter Highlights:

•
Net sales grew 20.7% year-over-year to $65.2 million, with direct-to-consumer (“DTC”) sales growth of 41.0%
•
Gross profit grew 16.3% year-over-year to $34.3 million; gross profit as a % of net sales decreased year-over-year to 52.5%
•
Net loss attributable to Thorne HealthTech, Inc. of $(0.4) million; adjusted EBITDA1 of $6.1 million
•
Diluted earnings per share (“EPS”) of $(0.01); adjusted diluted EPS1 of $0.06
•
Named to Fast Company’s annual list of the most innovative companies in wellness for 2023

“We delivered strong sales performance across the business during the first quarter,” said Paul Jacobson, Thorne HealthTech’s chairman and CEO. “The quality of our offerings and ability to deliver personalized solutions empower people of all ages on their wellness journeys. New customer and subscription growth resulted in record quarterly sales, which grew 20.7%, led by DTC channel growth of 41.0%. We’ve done well increasing brand awareness through our marketing investments. Our major plant expansion is on track, which we expect will more than double production capacity and support our above-market growth trajectory with strengthened capabilities at global scale. On balance, we’re positioned well to continue our pace of innovation and deliver on our operational and financial goals for the year.” added Mr. Jacobson.

1Adjusted EBITDA and adjusted diluted EPS are non-GAAP measures. Important disclosures about, and reconciliations of, non-GAAP measures to their most directly comparable GAAP measures, including adjusted EBITDA, adjusted net income and adjusted diluted earnings EPS are provided in the “Non-GAAP Financial Measures” section of this press release.

Net Sales

The following tables provide a summary of sales by channel for the three months ended March 31, 2023, compared to the three months ended March 31, 2022:

	Three Months Ended March 31,
	Amounts		Year-Over-Year		As % of Net Sales
	2023	2022	$ Change	% Change	2023	2022
(dollars in thousands)
DTC	$33,817	$23,991	$9,826	41.0%	51.8%	44.4%
Professional/B2B (1)	31,421	30,039	1,382	4.6%	48.2%	55.6%
Net Sales (2)	$65,238	$54,030	$11,208	20.7%	100.0%	100.0%

(1) “Professional” generally means the Company’s network of health professionals; and “B2B” generally means business-to-business customers.

(2) As disclosed last quarter, we reclassified certain amounts in the condensed consolidated statements of operations as a result of certain immaterial classification errors related to prior interim periods. For the quarter ended March 31, 2022, such reclassification reflected a decrease of $0.6 million to net sales, a decrease of $0.9 million to marketing expenses, and a net increase of $0.3 million to selling, general, and administrative expenses. There was no impact of the reclassification adjustments to the balance sheets, statements of cash flows or key operating measures such as operating income, net income, adjusted EBITDA, adjusted net income, earnings per share or adjusted earnings per share for any period as a result of the reclassifications.

The following table provides a summary of our annual life-time value (“LTV”) to customer acquisition cost (“CAC”) ratio for the three months ended March 31, 2023, compared to the three months ended March 31, 2022.

	Three Months Ended March 31,
	2023	2022
LTV to CAC (3)	5.6x	6.2x

(3) Refer to the “Key Financial and Operating Data” section below.

As of March 31, 2023, the number of active subscriptions grew 51.8% to 402,526, compared to 265,157 as of March 31, 2022. Refer to the “Key Financial and Operating Data” section below for further detail regarding key financial and operating metrics.

Cost of Sales and Gross Profit

The following tables provide a summary of cost of sales and gross profit for the three months ended March 31, 2023, compared to the three months ended March 31, 2022:

	Three Months Ended March 31,
	Amounts		Year-Over-Year		As % of Net Sales
	2023	2022	$ Change	% Change	2023	2022
(dollars in thousands)
Net sales	$65,238	$54,030	$11,208	20.7%	100.0%	100.0%
Cost of sales	30,964	24,551	6,413	26.1%	47.5%	45.4%
Gross profit	$34,274	$29,479	$4,795	16.3%	52.5%	54.6%

For the three months ended March 31, 2023, the decrease in gross profit as a percentage of net sales was primarily from (i) the sell-through of higher cost of raw materials due to inflation, (ii) a shift in sales mix and (iii) incremental labor and third-party outsourcing to keep pace with increased demand. The decrease was partially offset by the impact of our price increases and product rationalization.

Operating Expenses

The following tables provide a summary of selected operating expenses for the three months ended March 31, 2023, compared to the three months ended March 31, 2022:

	Three Months Ended March 31,
	Amounts		Year-Over-Year		As % of Net Sales
	2023	2022	$ Change	% Change	2023	2022
(dollars in thousands)
Research and development	$1,772	$1,968	$(196)	-10.0%	2.7%	3.6%
Marketing	8,939	4,801	4,138	86.2%	13.7%	8.9%
Selling, general and administrative	23,578	17,928	5,650	31.5%	36.1%	33.2%

The increase in marketing and marketing expense as a percentage of net sales for three months ended March 31, 2023 is in line with our guidance and investment in building brand awareness and the long-term value proposition of the benefits of Thorne’s ecosystem of products. The increase in selling, general and administrative expenses including as a percentage of net sales was primarily due to (i) higher selling costs due to investments in building our sales infrastructure associated with net sales growth and (ii) an increase in stock-based compensation expense from the Company expanding its equity award programs to more employees in 2022, whereby a full quarter of compensation costs are included in the three-months ended 2023.

Net Income and Diluted EPS

The following tables provide a summary of net income attributable to Thorne HealthTech, Inc., adjusted EBITDA, adjusted net income (loss), diluted EPS and adjusted diluted EPS for the three months ended March 31, 2023, compared to the three months ended March 31, 2022:

	Three Months Ended March 31,
	Amounts		Year-Over-Year
	2023	2022	$ Change	% Change
(dollars in thousands, except per share amounts)
Net (loss) income attributable to Thorne HealthTech, Inc.	$(402)	$4,979	$(5,381)	(108.1)%
Adjusted EBITDA	6,120	8,760	(2,640)	(30.1)%
Adjusted net income	3,081	6,650	(3,568)	(53.7)%
Diluted EPS	$(0.01)	$0.09	$(0.10)	(111.1)%
Adjusted diluted EPS	$0.06	$0.13	$(0.07)	(54.3)%

Amounts reported in thousands within this press release are computed based on the amounts in whole dollars. As a result, the sum of the components reported in thousands may not equal the amounts reported in whole dollars due to rounding. Percentage changes presented are calculated from the underlying numbers in whole dollars.

Financial Position

As of March 31, 2023, the Company had $11.1 million in unrestricted cash and cash equivalents, $20.6 million of restricted cash associated with our plant expansion, and $14.9 million of debt outstanding, inclusive of $2.5 million attributable to equipment financing and note payable of $0.5 million. In addition, as of March 31, 2023, the Company had $25.1 million of available borrowing capacity on its revolving line of credit, with an option for an additional $15.0 million subject to agreement by the lender. With the combination of restricted cash, existing equipment financing arrangements and funds from a tenant improvement allowance, we do not currently expect additional borrowings on the revolving line of credit in connection with our ongoing plant expansion.

Financial Guidance

The following table presents the Company’s reaffirmed full-year 2023 guidance and the corresponding growth rates over full-year 2022 results at the respective low and high ends of the guidance ranges for each measure:

Full-Year Guidance
	Low - High	Low - High (Y/Y%)
Net sales	$280 million - $290 million	22.4% - 26.8%
Gross profit	49% - 52%	—
Adjusted EBITDA	$30 million - $32 million	22.4% - 30.6%
Adjusted diluted EPS	$0.25 - $0.31	(21.9%) - (3.1%)

The Company’s full-year guidance assumes the following:

•
Marketing expenses of between 13% and 15% of net sales for the full-year, weighted slightly higher towards the second half of the year, with the highest spend currently expected during the third quarter of 2023
•
For adjusted diluted EPS, revised guidance also assumes: (i) depreciation and amortization of approximately 2.5% of net sales, with cost recognition expected to gradually increase during the year from the facility expansion, (ii) interest expense of approximately 1% of sales, (iii) an estimated full-year adjusted tax rate of 26% and (iv) diluted weighted-average shares outstanding of 54 million as of December 31, 2023
•
Capital expenditures of between $38 million to $40 million primarily related to our plant expansion

Webcast and Conference Call Details

The Company will host a conference call on Thursday, May 11, 2023, at 5:30 p.m. (U.S. Eastern Time) to discuss its first quarter 2023 financial results. A live webcast of the call can be accessed by logging onto the investors section of the Thorne HealthTech website at https://investors.thornehealthtech.com. A replay will be available on the same website after the call.

In addition, the conference call can be accessed over the phone by dialing +1 833 470 1428 (U.S. and Canada), or +1 404 975 4839 for international callers, approximately 10 minutes prior to the start time. The access code for the live call is 707137. An audio replay will be available for 7 days following the call. To access the replay, dial +1 866 813 9403 (U.S. and Canada) or +1 929 458 6194 (International). The access code for the replay is 246562.

About Thorne HealthTech

Thorne HealthTech is a leader in developing innovative solutions for delivering personalized approaches to health and wellness. As a science-driven wellness company that empowers individuals with the support, education, and solutions they need to achieve healthy aging – living healthier longer – Thorne utilizes testing and data to create improved product efficacy and to deliver personalized solutions to consumers, health professionals, and corporations. Predicated on the power of the individual, Thorne leverages artificial intelligence models to provide insights and personalized data, products, and services that help individuals take a proactive and actionable approach to improve and maintain their health over a lifetime. Thorne is the only supplement manufacturer that collaborates with Mayo Clinic on health and wellness research and content, and is trusted by more than five million customers, 47,000+ health-care professionals, thousands of professional athletes, more than 100 professional sports teams, and multiple U.S. National Teams. For more information, visit Thorne.com.

Contacts

Investors:	Media:
Thomas Wilson	media@thorne.com
investors@thorne.com

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this news release, including, without limitation, statements regarding the conditions of our industry, our future results of operations and financial position, business strategy, development plans, expected research and development costs, regulatory strategy, product and service development, sales and marketing activities, international expansion efforts, timing and likelihood of success, as well as plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “guidance,” “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements contained in this news release include, but are not limited to, statements regarding financial guidance, market opportunity, ability to penetrate the market, expanded product offerings and expectations for growth. We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements are current only as of the date of this news release and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in Thorne HealthTech’s filings made with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on March 31, 2023 and Quarterly Report on Form 10-Q, which we plan to file on or about May 12, 2023, and other SEC filings, copies of which are available free of charge on the SEC website at www.sec.gov. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events or otherwise.

Key Financial and Operating Data

Amounts reported in thousands within this press release are computed based on the amounts in whole dollars. As a result, the sum of the components reported in thousands may not equal the amounts reported in whole dollars due to rounding. Percentage changes presented are calculated from the underlying numbers in whole dollars.

To provide investors with additional information regarding its financial results, the Company has provided certain key financial and operating data metrics in this press release, including life-time value (LTV), customer acquisition costs (CAC), LTV to CAC ratio and number of subscriptions.

We define annual life-time value (LTV) to customer acquisition costs (CAC) as LTV from a specific calendar year divided by the CAC of that same year. Annual LTV is defined as the average gross contribution per customer purchasing product on Thorne.com and on Amazon.com via our authorized reseller (DTC Customer) within a particular calendar year divided by one less the customer retention rate (Churn Rate) during the same period. Average gross contribution is defined as the cumulative revenue from our DTC Customers during a calendar year less the cost of goods divided by the number of purchasing DTC Customers in the same period. To arrive at the annual LTV for a particular calendar year, we divide the average gross contribution by that year’s Churn Rate. Annual CAC is defined as the total advertising and marketing expenses, inclusive of cooperative advertising costs treated as a reduction of net sales, less headcount and associated benefit expenses as well as costs attributed to value-in-kind, product samples, and sponsorships for professional and B2B customers, divided by the number of DTC Customers who placed their first order during that same calendar year. We view the annual LTV to CAC ratio as a key indicator for marketing efficiency.

The Company defines subscriptions as orders resulting from DTC Customers opting into automatic refills or orders that are recurring on Thorne.com and Amazon.com. Subscription programs on both platforms offer automatic ordering, payment and delivery of the products to a customer’s doorstep.

Non-GAAP Financial Measures

To provide investors with additional information regarding its financial results, the Company has provided certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”) in this press release, including: earnings or loss before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and adjusted diluted earnings (loss) per share.

The Company calculates EBITDA, a non-GAAP financial measure, as net income or loss excluding depreciation and amortization, interest expense, net and income taxes. EBITDA margin represents EBITDA as a percentage of net sales. The Company calculates adjusted EBITDA, a non-GAAP financial measure, by further excluding non-cash items for stock-based compensation expenses, non-cash lease expense, change in fair value of warrant liability, loss on Drawbridge step acquisition, loss on Drawbridge Transaction, guarantee fees, income or loss from equity interests in unconsolidated affiliates and transaction costs related to mergers and acquisitions. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales. The Company calculates adjusted net income or loss, a non-GAAP financial measure, as net income or loss excluding (i) stock-based compensation expenses, non-cash lease expense, change in fair value of warrant liability, income or loss from equity in unconsolidated affiliates, and transaction costs related to mergers and acquisitions and (ii) utilizing an adjusted provision for income taxes based on the Company’s estimate of applicable statutory rates.

EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and adjusted diluted earnings (loss) per share should be viewed as measures of operating performance that are supplements to, and not substitutes for, operating income or loss, net income or loss and other GAAP measures of income and loss. The Company has included EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income or loss and adjusted diluted earnings (loss) per share in this press release because they are key measures used by the Company’s management to evaluate and compare the Company’s financial and operational performance over multiple periods, identifying trends affecting the Company’s business, formulating business plans and making strategic decisions. In particular, the exclusion of certain expenses or income in calculating adjusted EBITDA and adjusted net income (loss) facilitates operating performance comparability across reporting periods by removing the effect of non-cash expenses and certain non-recurring variable charges. In addition, the Company believes that providing each of EBITDA and adjusted EBITDA and adjusted net income or loss, together with a reconciliation of net income or loss to each such measure, helps investors make comparisons between Thorne HealthTech and other companies that may have different capital structures, different tax rates and different forms of employee compensation. Each of EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income or loss and adjusted diluted earnings (loss) per share has inherent limitations because of the excluded items, and may not be directly comparable to similarly titled metrics used by other companies.

The Company has not reconciled the forward-looking adjusted EBITDA and adjusted diluted EPS guidance included in this press release to the most directly comparable GAAP measures because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are incentive compensation (including stock-based compensation), certain fair value measurements, acquisition transactions and integration, tax items and others that may arise during the year, each of which are potential adjustments to future earnings. The Company expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

Thorne HealthTech, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,
	2023	2022
Assets
Current Assets
Cash and cash equivalents	$11,061,732	$36,024,847
Restricted cash	20,599,989	4,900,000
Accounts receivable, net	18,991,679	14,367,785
Related party receivables	66,541	68,731
Inventories, net	60,702,265	58,643,928
Prepaid expenses and other current assets	3,958,661	2,615,593
Total current assets	115,380,867	116,620,884

Property and equipment, net	58,872,894	49,176,844
Operating lease right-of-use assets, net	17,256,824	17,546,240
Finance lease right-of-use assets, net	2,640,008	3,143,592
Intangible assets, net	15,362,997	11,830,249
Goodwill	20,041,040	20,041,040
Investments	1,400,000	1,400,000
Equity-method investments	912,389	942,501
Other related party receivables	—	153,556
Deferred tax assets	7,782,187	7,782,187
Other assets	1,204,221	1,166,928
Total assets	$240,853,427	$229,804,021

Thorne HealthTech, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,
	2023	2022
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current Liabilities
Accounts payable	$19,102,970	$26,997,203
Accrued payroll	2,459,127	3,508,583
Other accrued liabilities	5,346,841	3,563,843
Related party payable	438,386	988,778
Current portion of operating lease liabilities	1,661,803	1,504,433
Current portion of finance lease liabilities	1,644,985	1,660,404
Notes payable	465,472	814,576
Current portion of long-term debt	787,425	523,510
Total current liabilities	31,907,009	39,561,330
Long-term Liabilities
Revolving line of credit	15,000,000	—
Operating lease liabilities, net of current portion	28,020,709	28,430,474
Finance lease liabilities, net of current portion	1,045,743	1,455,011
Long-term debt, net of current portion	13,696,690	12,646,049
Warrant liability	1,397,699	1,059,343
Deferred tax liabilities	840,000	—
Total liabilities	91,907,850	83,152,207

Stockholders’ Equity
Common stock; par value $0.01, 200,000,000 shares authorized as of March 31, 2023 and December 31, 2021; 53,542,329 and 53,289,685 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	538,259	534,875
Treasury stock	(13,711)	(9,678)
Additional paid-in capital	263,645,147	260,978,339
Accumulated deficit	(116,742,455)	(116,483,976)
Accumulated other comprehensive loss	(13,729)	(29,136)
Total stockholders’ equity —Thorne HealthTech, Inc.	147,413,511	144,990,424
Non-controlling interests	1,532,066	1,661,390
Total stockholders’ equity	148,945,577	146,651,814
Total liabilities and stockholders’ equity	$240,853,427	$229,804,021

Thorne HealthTech, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2023	2022
Net sales	$65,237,779	$54,029,700
Cost of sales	30,964,189	24,550,591
Gross profit	34,273,590	29,479,109
Operating expenses:
Research and development	1,772,089	1,967,666
Marketing	8,938,691	4,800,961
Selling, general and administrative	23,577,540	17,928,475
Income from operations	(14,730)	4,782,007
Other income (expense), net:
Interest expense, net	(394,999)	(30,157)
Change in fair value of warrant liability	(338,356)	(65,919)
Other income, net	334,531	57,855
Total other income (expense), net	(398,824)	(38,221)
(Loss) income before income taxes and loss from equity interests in unconsolidated affiliates	(413,554)	4,743,786
Income tax expense	29,000	32,545
Net (loss) income before loss from equity interests in unconsolidated affiliates	(442,554)	4,711,241
Loss from equity interests in unconsolidated affiliates	(88,934)	—
Net (loss) income	(531,488)	4,711,241
Net loss — non-controlling interests	(129,324)	(267,818)
Net (loss) income attributable to Thorne HealthTech, Inc.	$(402,164)	$4,979,059

(Loss) earnings per share:
Basic	$(0.01)	$0.09
Diluted	$(0.01)	$0.09
Weighted average common shares outstanding:
Basic	53,342,837	52,564,779
Diluted	53,342,837	52,624,951

Thorne HealthTech, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended March 31,
	2023	2022

Cash Flows from Operating Activities
Net (loss) income	$(531,488)	$4,711,241
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	1,561,019	1,341,850
Change in fair value of warrant liability	338,356	65,919
Non-cash lease expense	780,584	1,573,757
Stock-based compensation	3,748,135	2,009,412
Amortization of debt issuance cost and debt discount	62,967	—
Change in allowance for credit losses	(116,370)	7,918
Provision for losses on inventories	(10,192)	12,561
(Gain) loss from equity interests in unconsolidated affiliates	88,934	—
Cumulative effect change in accounting principle	143,685	—
Write off of related party receivable	154,696	—
Change in operating assets and liabilities
Accounts receivable	(4,507,524)	(3,866,766)
Related party receivables	1,050	(167,284)
Related party payables	(550,392)	(659,431)
Inventories	(2,106,967)	(9,424,379)
Prepaid expenses and other assets	(1,443,328)	(964,457)
Accounts payable	(2,401,139)	2,405,354
Accrued payroll	(1,049,456)	—
Other accrued liabilities	345,618	—
Operating lease liabilities	(234,054)	(1,546,936)
Net cash used in operating activities	(5,725,866)	(4,501,241)
Cash Flows from Investing Activities
Purchase of property and equipment	(13,173,073)	(1,492,540)
Acquisition of PreCon Health	(4,000,000)	—
Acquisition of Nutrativa, net of cash acquired	—	(14,862,287)
Purchase of investment in unconsolidated subsidiary	—	(1,000,000)
Purchase of license agreements	(187,500)	(375,000)
Net cash used in investing activities	(17,360,573)	(17,729,827)
Cash Flows from Financing Activities
Proceeds from Revolving Line of Credit	30,000,000	—
Payments on Revolving Line of Credit	(15,000,000)	—
Payment of long-term debt - equipment financing	(170,402)	(120,849)
Payments of notes payable	(349,104)	—
Payments on finance lease	(430,612)	(106,025)
Buyback of management stock	(403,324)	—
Proceeds from issuance of ownership interest in consolidated subsidiary	—	2,601,806
Stock options exercised	161,348	223,940
Net cash provided by financing activities	13,807,906	2,598,872

Effect of exchange rate changes on cash and restricted cash	15,407	(65,545)
Net decrease in cash and restricted cash	(9,263,126)	(19,697,741)
Cash, cash equivalents and restricted cash, beginning of period	40,924,847	56,000,915
Cash, cash equivalents and restricted cash, end of period	$31,661,721	$36,303,174

Thorne HealthTech, Inc.

Reconciliations of Non-GAAP Financial Measures

(unaudited)

	Three Months Ended March 31,
	2023	2022
Net (loss) income attributable to Thorne HealthTech, Inc.	$(402,164)	$4,979,059
Net loss — non-controlling interests	(129,324)	(267,818)
Net (loss) income	$(531,488)	$4,711,241

EBITDA and Adjusted EBITDA Reconciliation
Net (loss) income	$(531,488)	$4,711,241
Net (loss) income margin	(0.8)%	8.7%
Depreciation and amortization	1,561,019	1,341,850
Interest expense, net	394,999	30,157
Income tax expense	29,000	32,545
EBITDA	1,453,530	6,115,793
EBITDA margin	2.2%	11.3%
Adjustments:
Stock-based compensation	3,748,135	2,009,412
Non-cash lease expense	491,168	108,904
Change in fair value of warrant liability	338,356	65,919
Loss from equity interests in unconsolidated affiliates	88,934	—
Acquisition costs	—	460,411
Adjusted EBITDA	$6,120,123	$8,760,439
Adjusted EBITDA Margin	9.4%	16.2%

Adjusted Net (Loss) Income Reconciliation
Net (loss) income	$(531,488)	$4,711,241
Income tax expense	29,000	32,545
Stock-based compensation	3,748,135	2,009,412
Non-cash lease expense	491,168	108,904
Change in fair value of warrant liability	338,356	65,919
Loss from equity interests in unconsolidated affiliates	88,934	—
Acquisition costs	—	460,411
Adjusted net income before adjusted tax expense	4,164,105	7,388,432
Adjusted income tax expense	1,082,667	738,843
Adjusted net income	$3,081,438	$6,649,589

Diluted weighted-average shares outstanding	53,342,837	52,624,951
Adjusted diluted earnings per share	$0.06	$0.13